Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, each of the undersigned hereby agrees to file jointly the statement on Schedule 13D (including amendments thereto) with respect to the shares of no par value of ReneSola Ltd, a British Virgin Islands company.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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SIGNATURE

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 3, 2016.

Xianshou Li	/s/ Xianshou Li
Xianshou Li

Champion Era Enterprises Limited	By:	/s/ Xianshou Li
	Name:	Xianshou Li
	Title:	Director

[Signature Page to Joint Filing Agreement, Schedule 13D]

Zhengmin Lian	/s/ Zhengmin Lian
Zhengmin Lian

Assets Train Limited	By:	/s/ Zhengmin Lian
	Name:	Zhengmin Lian
	Title:	Director

[Signature Page to Joint Filing Agreement, Schedule 13D]